Exhibit 10.48

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.
2008 EXECUTIVE BONUS PLAN PROPOSAL

SHPI executives will be eligible to receive an annual bonus based upon the achievement the Company’s 2008 revenue, net income and cash flow goals. Executives eligible for bonus payments under the 2008 plan and target base bonus payouts for achievement of 100% of goal are shown below:

Officers	Target Bonus Payout
Jeff Soinski, President & CEO	40% of annual salary
Don Solomon, Ph.D., COO & CTO	30% of annual salary
Paul Evans, VP, Bus. Dev. & General Counsel	30% of annual salary
David Green, CFO	30% of annual salary
Rebecca Whitney, VP, Sales & Marketing	30% of annual salary

Management Directors
Jeff Jones, Sr. Director of Manufacturing & Operations	25% of annual salary
Mark Ferguson, Sr. Director of Product Development &	25% of annual salary
Engineering
Mark Nelson, Sr. Director of QA and RA	25% of annual salary
Riley Astill, Controller	20% of annual salary
Dave Thorne, Director of Concept Development and	20% of annual salary
Customer Complaints

The following formula related to achievement of the Company’s 2008 revenue, net income and cash flow goals (which shall not include capital raised through the issuance of stock or debt) as defined in the final 2008 Budget approved by the Board of Directors, will be used to calculate base bonus payout amounts at year-end 2008.

Revenue:
	Achieve:	Base Bonus Payout:
	<80% of Goal	No Payout
	80% of Goal	40% of Target Bonus Payout
	100% of Goal	50% of Target Bonus Payout
	120% of Goal	60% of Target Bonus Payout

Net Income:
	Achieve:	Base Bonus Payout:
	<80% of Goal	No Payout
	80% of Goal	20% of Target Bonus Payout
	100% of Goal	25% of Target Bonus Payout
	120% of Goal	30% of Target Bonus Payout

Cash Balance at December 31:
	Achieve:	Base Bonus Payout:
	<80% of Goal	No Payout
	80% of Goal	20% of Target Bonus Payout
	100% of Goal	25% of Target Bonus Payout
	120% of Goal	30% of Target Bonus Payout

Base bonus payout amounts will be calculated on a pro rata basis for performance between 80-120% of goal. For example, achievement of 90% of revenue goal would relate to a potential base bonus payout of 45% of Target Bonus Payment.

Calculation of Bonus Payout Adjusted for Achievement of Individual Objectives

Actual bonus payouts for each employee participating in the Executive Bonus Plan will be adjusted based upon achievement of pre-determined objectives for 2008. Performance against individual objectives will be ranked by the employee’s supervisor and reviewed by the Executive Committee according to the scale shown below.

0  Did not meet objective

1  Partially meets objective

2  Meets objective

3  Exceeds objective

4  Significantly exceeds objective

An overall score will be determined for each employee at year-end. Relative importance of each individual objective related to achievement of the Company’s overall strategic objectives will be taken into account when determining an employee’s overall score. This score will be applied to the potential base bonus payment (calculated based upon achievement of the Company’s financial objectives), according to the scale shown below.

% of Potential
Base Bonus
Overall Score	Payout
0	0%
1	80%
2	100%
3	110%
4	120%

Scores will be determined and expressed to one decimal point, and adjusted bonus payouts will be calculated on a pro rata basis. For example, if the potential base bonus payment for all plan participants is 90% (based upon achievement of financial objectives) and an employee receives a score of 2.5 based upon achievement of their individual objectives they would receive a bonus payout of 94.5% (90% x 105%).

Potential for Incremental Bonus Payments

In addition to calculated bonus payouts, plan participants will be eligible to receive incremental bonus payments for achievement of strategic initiatives beyond those contemplated in the plan. The amount of such incremental payments, if any, will be based upon the recommendation of the Compensation Committee and submitted to the Board of Directors for approval prior to payment.

Total salaries for executives eligible for bonus under this plan are $1,720,320 (estimate: to be adjusted after final salary increases are established for 2008). Base bonus potential equals $503,680 (estimate) for 100% achievement of goal. This amount will be accrued at a rate of $41,973 (estimate) per month throughout the year.

Executive bonus payments will be determined when full-year 2008 financial statements are available. Bonuses will be payable after review and formal approval by the Compensation Committee but in any event shall be paid on or before March 15, 2009.